-----------------                                                                      -----------------------------
     FORM 3                      U.S. SECURITIES AND EXCHANGE COMMISSION
                                         Washington, D.C. 20549                                OMB Approval
-----------------                                                                      -----------------------------
                                                                                       OMB Number         3235-0104
                         INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES       Expires:   December 31, 2001
                                                                                       Estimated average burden
                                                                                       hours per response.......0.5
                                                                                       -----------------------------

(Print or Type Responses)   Filed pursuant to Section 16(a) of the Securities
                                Exchange Act of 1934, Section 17(a) of the
                              Public Utility Holding Company Act of 1935 or
                           Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*         2. Date of Event Requiring         4. Issuer Name and Ticker or Trading Symbol
                                                    Statement (Month/Day/Year)
Koehler       Steven               H.
                                                             7/9/01                 Vion Pharmaceuticals, Inc. (VION)

-------------------------------------------------------------------------------------------------------------------------------
(Last)        (First)            (Middle)        3.  IRS or Social Security         5.  Relationship of Reporting Person(s) to
                                                     Number of Reporting Person         Issuer  (Check all applicable)
                                                     (Voluntary)
c/o Vion Pharmaceuticals, Inc.                                                               Director           10% Owner
                                                                                        ---                 ---
4 Science Park
                                                                                         X   Officer (give      Other (specify
                                                                                        ---  title below)   --- below)



                                                                                    Vice President Finance and Chief Financial
                                                                                    Officer
-------------------------------------------------
                   (Street)

New Haven             CT                06511
-------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)              (Zip)


6. If Amendment, Date of Original
   (Month/Day/Year)

-------------------------------------------------
7. Individual or Joint/Group Filing
   (Check Applicable Line)



 X   Form filed by One Reporting Person
---

     Form filed by More than One Reporting Person
---


-------------------------------------------------------------------------------------------------------------------------------

                                 Table I - Non-Derivative Securities Beneficially Owned

-------------------------------------------------------------------------------------------------------------------------------
1. Title of Security (Instr. 4)      2. Amount of Securities              3. Ownership Form:         4. Nature of Indirect
                                        Beneficially Owned (Instr. 4)        Direct (D) or              Beneficial Ownership
                                                                             Indirect (I)               (Instr. 5)
                                                                             (Instr. 5)
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.                                (Over)
*If the form is filed by more than one reporting person, see
Instruction 5(b)(v).
                                                                 SEC 1473 (9-96)

FORM 3 (continued)    Table II - Derivative Securities Beneficially Owned
                  (e.g., puts, calls, warrants, options, convertible securities)

-------------------------------------------------------------------------------------------------------
1. Title of Derivative               2. Date Exercisable          3. Title and Amount of Securities
   Security (Instr. 4)                  and Expiration Date          Underlying Derivative Security
                                        (Month/Day/Year)             (Instr. 4)

                                     ------------------------------------------------------------------
                                                                                        Amount
                                         Date     Expiration                            or Number
                                      Exercisable    Date               Title           of
                                                                                        Shares
-------------------------------------------------------------------------------------------------------
Employee Stock Option (right to buy)     (1)        7/30/11          Common Stock       125,000
-------------------------------------------------------------------------------------------------------
Employee Stock Option (right to buy)     (2)        7/30/11          Common Stock       125,000
-------------------------------------------------------------------------------------------------------
Employee Stock Option (right to buy)     (3)        7/30/11          Common Stock       100,000
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  4.  Conversion or      5. Ownership Form     6. Nature of Indirect
      Exercise Price        of Derivative         Beneficial Ownership
      of Derivative         Security:             (Instr. 5)
      Security              Direct (D) or
                            Indirect (I)
                            (Instr. 5)
--------------------------------------------------------------------------------
         $7.11                  D
--------------------------------------------------------------------------------
         $7.11                  D
--------------------------------------------------------------------------------
         $7.11                  D
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Explanation of Responses:
     (1) The option becomes exercisable in 4 equal annual installments beginning July 30, 2002
     (2) The option becomes exercisable in 4 equal annual installments beginning July 30, 2003
     (3) The option becomes exercisable in 4 equal annual installments beginning July 30, 2004

         /s/ Steven H. Koehler                              8/8/01
-------------------------------------------            ----------------
    **Signature of Reporting Person                          Date

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed.
     If space is insufficient, See Instruction 6 for procedure.
                                                                          Page 2

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                 SEC 1473 (9-96)